EXHIBIT 10.02

GLU MOBILE INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of April 22, 2013 (the “Effective Date”), by and between Chris Akhavan (the “Employee”) and Glu Mobile Inc. (the “Company”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of a Change of Control (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is important to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1. Definitions. Unless otherwise defined elsewhere herein, the following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” means (i) the Employee’s committing of an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects the Company or any of the Company’s customers, suppliers or partners, (ii) his personal dishonesty, willful misconduct in the performance of services for the Company, or breach of fiduciary duty involving personal profit, (iii) his being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that the Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, the Company, including the Company’s public reputation, (iv) any material breach of any agreement with the Company by him that remains uncured for thirty (30) days after written notice by the Company to him, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of the Company’s confidential information or trade secrets involving personal benefit or (v) his failure to follow the lawful directions of the chief executive officer, in the scope of his employment unless he reasonably believes in good faith that these directions are not lawful and notifies the chief executive officer in writing of the reasons for his belief.

(b) “Change of Control” means the closing of (i) a merger or consolidation in one transaction or a series of related transactions, in which the Company’s securities held by the Company’s stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (ii) a sale or other transfer of all or substantially all of the Company’s assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to the Company’s stockholders of any proceeds remaining after payment of creditors or (iii) a transfer of more than 50% of the Company’s outstanding voting equity securities by the Company’s stockholders to one or more related persons or entities other than the Company in one transaction or a series of related transactions. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d) “Involuntary Termination” means the Employee’s resignation of employment from the Company expressly based on the occurrence of any of the following conditions, without the Employee’s informed written consent, provided, however, that with respect to each of the following conditions, the Employee must (a) within 90 days following its occurrence, deliver to the Company a written notice, pursuant to Section 8(b) hereof, explaining the specific basis for the Employee’s belief that the Employee is entitled to terminate the Employee’s employment due to an Involuntary Termination, (b) give the Company an opportunity to cure any of the following within 30 days following delivery of such notice and explanation, and (c) terminate employment within fifteen days of the sooner of the expiration of the cure period set forth above or the date the Company notifies the Employee in writing that it will not cure: (i) a material reduction in his duties, position or responsibilities, or his removal from these duties, position and responsibilities, unless he is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of the Company’s being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (ii) a greater than 15%reduction in his then-current annual base compensation that is not applicable to the Company’s other executive officers, or (iii) a relocation to a facility or a location more than 30 miles from his then-current location of employment. For the avoidance of doubt, Involuntary Termination shall not include a termination of employment for death or Permanent Disability.

(e) “Permanent Disability” has the meaning set forth in Section 22(e)(3) of the Code.

(f) “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is, and shall continue to be, at-will.

4. Severance Benefits.

(a) Termination Following a Change of Control. If the Employee’s employment with the Company is terminated without Cause or is terminated as a result of an Involuntary Termination at any time within 12 months after a Change of Control and the Employee delivers to the Company within 60 days following such termination a general release of claims in favor of the Company (the release of which shall not include any release of claims pursuant to which the Employee is entitled to indemnification with respect to thereof) (the “Release”), then the Employee will be entitled to the following severance benefits (payable within 60 days following the Termination Date, provided that the Release has been executed, delivered to the Company and is effective on or prior to such date, and provided further that if the 60-day period spans two calendar years, payment will be made in the second calendar year, subject to the time limitations set forth in Section 5):

(i) six months of the Employee’s then-current annual base salary, payable in a lump sum.

(ii) fifty percent of the Employee’s target annual bonus for the calendar year in which the termination without Cause or the Involuntary Termination occurs, payable in a lump sum.

(iii) in addition to the shares that are vested and exercisable in accordance with each equity award that was granted by the Company to the Employee prior to the Termination Date, each such grant shall become vested and exercisable as to an additional 36 months of each such outstanding and not fully vested equity grant;

(iv) Until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) six months from the Termination Date, the Company shall reimburse Employee for continuation coverage pursuant to COBRA (as defined below) as was in effect for the Employee (and any eligible dependents) on the day immediately preceding the Termination Date; provided: (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code; and (B) the Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay or reimburse the Employee for the COBRA premiums without violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Employee a fully taxable lump sum cash payment equal to the applicable COBRA premiums (or remaining period if reimbursements had commenced prior to the date of such determination).

(b) Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates for any reason (including a termination without Cause or due to an Involuntary Termination) at any time following 12 months after a Change of Control, then the Employee shall not be entitled to receive any acceleration, severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company’s then-existing severance and benefits plans and policies at the time of such termination.

(c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly and within the period of time mandated by law.

5. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the Employee’s termination (other than due to death), then the severance payable to the Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following the Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any termination of the Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

(c) It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

(f) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

6. Limitation on Payments Under Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either:

(i) delivered in full; or

(ii) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, with any such reductions first being made to the equity portion of the benefits and second being made to the cash portion of the benefits, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A of the Code; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock and other equity-based awards unless the Employee elects in writing a different order for cancellation. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section.

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, unless otherwise agreed upon in writing by the Employee and such successor. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or the next business day if sent for next-day delivery by a nationally recognized courier service with all delivery charges pre-paid. In the case of the Employee, couriered notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its then-current corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.

9. Arbitration.

(a) Arbitration. The Company and the Employee each agree that any and all disputes arising out of the terms of this Agreement, the Employee’s employment by the Company, the Employee’s service as an officer or director of the Company, the Employee’s compensation and benefits, their interpretation and any of the matters herein addressed, or the termination of the Employee’s employment with the Company or any matters related thereto (“Covered Disputes”), will be subject to binding arbitration. Covered Disputes that the Company and the Employee agree to arbitrate, and thereby agree to waive any right to a trial by jury, include but are not limited to any statutory claims under local, state, or federal law, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory, constitutional, or common law claims, claims for unpaid wages, any tort, and claims for stock, stock options or other ownership interest in the Company, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. The Company and the Employee further understand that this Agreement to arbitrate also applies to any Covered Disputes that the Company may have with the Employee.

(b) Procedure. Company and the Employee agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures then in effect (the “JAMS Rules”) before a single arbitrator. The JAMS Rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If the Employee is unable to access these rules, the Employee will notify the Company and the Company will provide him with a hardcopy. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Francisco County, California.

(c) Administrative Relief. The Employee understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency where, as a matter of law, the parties may not restrict the Employee’s ability to file such claims, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.

(d) Remedy. Except as provided by this Agreement or applicable law, arbitration will be the sole, exclusive, and final remedy for any dispute between the Employee and the Company.

(e) Voluntary Nature of Agreement. Each of the Company and the Employee acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. The Employee further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understands it, including that the Employee is waiving his or her right to a jury trial. The Employee agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by both the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision at another time.

(c) Integration. This Agreement and any outstanding equity agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein regarding severance and acceleration benefits and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement (including without limitation the offer letter between the Company and the Employee).

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Change of Control Severance Agreement Follows]

IN WITNESS WHEREOF, each of the parties has executed this Change of Control Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	GLU MOBILE INC.

	By:	/s/ Niccolo M. de Masi
Niccolo M. de Masi
President and Chief Executive Officer

Date: June 3, 2013

EMPLOYEE:	/s/ Chris Akhavan
Chris Akhavan

Date: June 3, 2013